NUTTER, McCLENNEN & FISH, LLP
                            One International Place
                          Boston, Massachusetts 02110

                                  June 3, 1998
                                    22237-19

VIA ELECTRONIC FILING

Securities and Exchange Commission
Division of Corporation Finance
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549-1004

Re:  CareMatrix Corporation
     Prospectus Supplement to Registration Statement on Form S-3
     (File No. 333-38113)

Ladies and Gentlemen:

     On behalf of CareMatrix Corporation, a Delaware corporation (the "Company"), I enclose for filing, pursuant to Rule 424(b)(3) and Regulation S-T under the Securities Act of 1933, as amended, one Prospectus Supplement relating to certain resales of the Company's 6-1/4% Convertible Subordinated Notes due 2004, and the common stock issuable upon conversion thereof, under the Company's Registration Statement on Form S-3 (No. 333-38113) (the "Registration Statement").

     Pursuant to Rule 424(e), the subparagraph of Rule 424 under which the filing is made and the registration number of said Registration Statement are noted in the upper right corner of the cover page of the Prospectus Supplement filed herewith.

     If you have any questions or require any further information with respect to this filing, please do not hesitate to call the undersigned at (617) 439-2618 or James E. Dawson at (617) 439-2623.


Very truly yours,

/s/ Alexander S. Glovsky
Alexander S. Glovsky


Attachment

PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(3)
To Prospectus Dated December 12, 1997,                Registration No. 333-38113
As Supplemented to Date

PROSPECTUS SUPPLEMENT

                                  $115,000,000

                             CAREMATRIX CORPORATION

                 6-1/4% Convertible Subordinated Notes due 2004
                                      and
               Shares of Common Stock, Par Value $.05 Per Share,
                        Issuable Upon Conversion Thereof

     This Prospectus Supplement (the "Supplement") relates to the resale by Reserve Convertible Securities Fund ("RCSF") of up to $100,000 aggregate principal amount of 6-1/4% Convertible Subordinated Notes due 2004 (the "Notes") of CareMatrix Corporation, a Delaware corporation (the "Company"), originally issued in private placements consummated on August 18, 1997 and October 1, 1997 (the "Debt Offering"), pursuant to the Company's Registration Statement on Form S-3 (No. 333-38113) (the "Registration Statement"). This Supplement should be read in conjunction with the Prospectus dated December 12, 1997, as supplemented to date (the "Prospectus"), to be delivered with this Supplement. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

     Based on information provided to the Company, the aggregate principal amount of the Notes currently beneficially owned by RCSF is $100,000, of which $100,000 may be sold at this time pursuant to the Prospectus as supplemented hereby. Additional information concerning the Selling Securityholders (including
RCSF) may be set forth from time to time in additional supplements to the Prospectus. The total outstanding aggregate principal amount of the Notes is $115,000,000.

     The closing price of the Company's Common Stock as reported on the American Stock Exchange on June 1, 1998 was $22.375 per share.

     The Notes are unsecured obligations of the Company and are subordinated to all present and future Senior Indebtedness of the Company and effectively subordinated to all liabilities of the Company's subsidiaries. As of March 31, 1998, the Company had no Senior Indebtedness and the Company's subsidiaries had approximately $4.8 million of indebtedness and other liabilities to which the Notes would have been effectively subordinated. The Indenture contains no limitation on the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries.

     The Notes are neither listed on a national securities exchange nor quoted on an automated quotation system; however, the Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Notes sold pursuant to the Registration Statement will no longer be eligible for trading in the PORTAL Market.

             The date of this Prospectus Supplement is June 2, 1998